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                                                                     Exhibit 2.1
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                            ASSET PURCHASE AGREEMENT


                                 By and Between


                                   MCPc, INC.

                                       and

                                   MCSi, INC.,











                           Dated as of April 28, 2002






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                                TABLE OF CONTENTS


1.   PURCHASE AND SALE...............................................................................
         1.1.  Acquired Assets.......................................................................
         1.2.  Excluded Assets.......................................................................
2.   PAYMENT OF PURCHASE PRICE.......................................................................
3.   ASSUMPTION OF CERTAIN OBLIGATIONS...............................................................
4.   CLOSING.........................................................................................
5.   ADJUSTMENTS.....................................................................................
         5.1.  Taxes, etc............................................................................
         5.2.  Purchase Price Adjustments............................................................
6.   REPRESENTATIONS AND WARRANTIES OF THE SELLERS...................................................
         6.1.  Organization of Seller; Authority.....................................................
         6.2.  Approvals of Seller; Binding Effect...................................................
         6.3.  Non-Contravention.....................................................................
         6.4.  Governmental Consents.................................................................
         6.5.  Absence of Certain Changes............................................................
         6.6.  Litigation, etc.......................................................................
         6.7.  Conformity to Law.....................................................................
         6.8.  Title to Acquired Assets..............................................................
         6.9.  Labor Relations.......................................................................
         6.10. Trademarks, Patents, etc..............................................................
         6.11. Suppliers and Customers...............................................................
         6.12. Brokers...............................................................................
         6.13. Taxes.................................................................................
         6.14. Accounts Receivable...................................................................
         6.15. Inventories...........................................................................
         6.16. Equipment.............................................................................
         6.17. Material Agreements...................................................................
         6.18. Condemnation..........................................................................
         6.19. Disclosure............................................................................
7.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.....................................................
         7.1.  Organization and Standing of Buyer....................................................
         7.2.  Corporate Approval; Binding Effect....................................................
         7.3.  Non-Contravention.....................................................................
         7.4.  Brokers...............................................................................
         7.5.  Investigation.........................................................................
         7.6.  Litigation, Etc.......................................................................
         7.7.  Financing.............................................................................
         7.8.  Knowledge of Matters..................................................................
         7.9.  Use of Seller's Name or Intellectual Property.........................................
8.   CONDUCT OF BUSINESS BY SELLER PENDING CLOSING...................................................
         8.1.  Access................................................................................
         8.2.  Carry on in Regular Course............................................................
         8.3.  No General Increases..................................................................

                                        i

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         8.4.   Sale of Capital Assets................................................................
         8.5.   Insurance.............................................................................
         8.6.   Preservation of Business Relationhips.................................................
         8.7.   Consents of Third Parties.............................................................
         8.8.   Transition Actions....................................................................
9.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS......................................................
         9.1.   Representations and Warranties True at Closing........................................
         9.2.   Compliance With Agreement.............................................................
         9.3.   Officers' Certificates................................................................
         9.4.   Consents and Approvals................................................................
         9.5.   Delivery of Documents.................................................................
         9.6.   No Litigation.........................................................................
10.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS....................................................
         10.1.  Representations and Warranties True at Closing........................................
         10.2.  Compliance with Agreement.............................................................
         10.3.  Closing Certificate...................................................................
         10.4.  Consents and Approvals................................................................
         10.5.  Delivery of Documents.................................................................
         10.6.  No Litigation.........................................................................
         10.7   Payment of the Purchase Price.........................................................
11.   CERTAIN COVENANTS...............................................................................
         11.1.  Confidential Information..............................................................
         11.2.  Hiring of Seller's Employees..........................................................
         11.3   Books and Records.....................................................................
12.   INDEMNIFICATION.................................................................................
         12.1.  Indemnity by Seller...................................................................
         12.2.  Indemnity by Buyer....................................................................
         12.3.  Claims................................................................................
         12.4.  Limitations of Liability..............................................................
         12.5   Survival of Representations and Warranties............................................
13.   BULK SALES COMPLIANCE...........................................................................
14.   GENERAL.........................................................................................
         14.1.  Expenses..............................................................................
         14.2.  Notices...............................................................................
         14.3.  Entire Agreement; Amendment...........................................................
         14.4.  Governing Law.........................................................................
         14.5.  Sections and Section Headings.........................................................
         14.6.  Assigns...............................................................................
         14.7.  Further Assurances....................................................................
         14.8.  Tax Treatment.........................................................................
         14.9.  No Implied Rights or Remedies.........................................................
         14.10. Counterparts..........................................................................
         14.11. Satisfaction of Conditions Precedent..................................................
         14.12. Public Statements or Releases.........................................................
         14.13. Index of Defined Terms................................................................
         14.14. Severability..........................................................................

                                       ii

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         14.15. Termination...........................................................................
         14.16. Negotiation and Preparation...........................................................

         SIGNATURES...................................................................................


                                       iii

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                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

1.1(a)            Leased Real Property List
1.1(b)            Equipment List
1.1(c)            Leased Personal Property List
1.1(d)            Inventory List
1.1(e)            Other Contracts List
1.1(f)            Permit List
1.1(g)            Intangibles List
1.1(h)            Accounts Receivable
3                 Assumed Obligations
6.3               Non-Contravention
6.4               Governmental Consents
6.5               Absence of Charges
6.6               Litigation
6.7               Conformity to Law
6.8               Encumbrances on Acquired Assets
6.9               Labor Relations
6.11              Suppliers and Customers
6.12              Brokers, etc.
6.17              Material Agreements
8.3               Employees to be Offered Employment by Buyer


EXHIBITS

A                 Form of Convertible Promissory Note
B                 Form of IRS Form 8594
C                 Form of Non-Competition Agreement
D                 Form of Transition Agreement
E                 Form of Loan and Security Agreement
F                 Form of Press Release
G                 Form of Assignment and Assumption Agreement
H                 Form of Bill of Sale
I                 Form of Assignment of Intellectual Property


                                       iv

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                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "AGREEMENT") is dated as of April 28, 2002, by and between MCSi, INC., a Maryland corporation (the "SELLER"), and MCPc, INC., an Ohio corporation (the "BUYER"). Each of the Buyer and the Seller are a "party" to this Agreement, and together they are the "parties" hereto.

         WHEREAS, the Seller is engaged, INTER ALIA, in the business of the marketing, distribution and sale of computer technology products and related services to end-users in the corporate, government, healthcare, education and various other industries (the "BUSINESS");

         WHEREAS, the Buyer desires to purchase certain assets owned by the Seller, subject to certain obligations, and Seller desires to sell such assets and assign to Buyer such obligations, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Seller hereby agree as follows:

         1.       PURCHASE AND SALE.

                  1.1. ACQUIRED ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, the Seller shall sell, assign, transfer and deliver, free and clear of all Encumbrances except Permitted Encumbrances (as defined in Section 6.8), to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of, all of the following assets wherever situated (all of which assets are hereinafter referred to collectively as the "ACQUIRED ASSETS"):

                           (a) All of the Seller's title to, interest in and
rights and claims under the real property leases (the "REAL ESTATE LEASES") described on SCHEDULE 1.1(a), relating to the properties therein described and the buildings and other structures or improvements thereon and, to the extent located on the property subject to the Real Estate Leases, any and all fixtures, attached thereto or located thereon (the "LEASED REAL PROPERTY");

                           (b) All machinery, installations, equipment,
furniture, computers, spare parts, supplies, materials and other personal property located at the Leased Real Property, whether or not reflected on the books or financial statements of the Seller, as set forth on SCHEDULE 1.1(b) hereto or as may otherwise be located at the Leased Real Property, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business prior to the Closing (the "EQUIPMENT");

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Asset Purchase Agreement
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                           (c) All of the Seller's title to, interest in and
rights under the leases of personal property described on SCHEDULE 1.1(c) hereto (the "PERSONAL PROPERTY LEASES");

                           (d) The inventories, including raw materials, work in
process and finished goods, directly related to the Business, whether or not reflected on the books or financial statements of the Seller, set forth on
SCHEDULE 1.1(d) hereto (the "INVENTORIES");

                           (e) To the extent listed on SCHEDULE 1.1(e) hereto,
all contract rights, manufacturer's warranties on the Acquired Assets, the unfilled sales for computer technology products made by the Seller and the unfilled purchase orders issued by Seller as of the Closing Date (the "OTHER CONTRACTS");

                           (f) To the extent assignable by Seller, the Seller's
rights under the licenses, permits, regulatory or governmental approvals or authorizations or consents described on SCHEDULE 1.1(f) (the "PERMITS");

                           (g) The Seller's rights, title and interest in and to
the trademarks, trade names, service marks, corporate names, copyrights, licenses and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, trade secrets, internet domain names, e-mail addresses, goodwill, customer and supplier lists, price lists and other intangible assets, only as set forth on SCHEDULE 1.1(g) hereto (the "INTANGIBLES");

                           (h) The trade accounts receivable, notes receivable,
deposits, commissions, refunds and miscellaneous receivables of the Seller, directly related to the Business in each case as of the Closing Date hereof, as set forth on SCHEDULE 1.1(h) (the "ACCOUNTS RECEIVABLE"); and

                           (i) The books and records relating to the Acquired
Assets, including but not limited to, business records, financial, tax, manufacturing and purchase records, repair and warranty records, production and inventory records, sales records, and promotional, marketing and advertising literature, documents relating to ownership, use, maintenance or repair of any of the Acquired Assets, such as specifications, inspection records and inventory records, price lists, customer and supplier lists, payroll and personnel records for the Hired Employees (as defined in Section 11.2) and correspondence with customers, manufacturers, vendors and suppliers.

                  1.2. EXCLUDED ASSETS. It is the intent of the parties that Seller is selling to Buyer, and Buyer is purchasing from Seller, assets relating to Seller's computer technology product activities. Notwithstanding the foregoing, the Seller is not selling and the Buyer is not purchasing, pursuant to this Agreement, any tangible or intangible properties, assets or rights of the Seller not specifically included in the Acquired Assets (collectively, "EXCLUDED ASSETS").

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Asset Purchase Agreement
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         2. PAYMENT OF PURCHASE PRICE. (a) Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Acquired Assets, at the Closing Buyer shall pay to Seller the aggregate sum of approximately $45,509,627.00,subject to the determination of the Pre-Closing Estimate as set forth in Section 5.2(a) and subject to the post-Closing adjustments described in Sections 5.2(b), (c), (d) and (e) (the "PURCHASE PRICE"), as follows:

                  (i) payment of not less than $25,509,627.00 by wire transfer of immediately available funds at the Closing, to an account designated by Seller; and,

                  (ii) delivery by Buyer to Seller of a two year secured promissory note in the original principal amount of approximately $8,000,000.00, with interest payable quarterly in arrears on the first $6,000,000 of original principal amount from time to time outstanding (the "CONVERTIBLE AMOUNT") at the rate of 10% per annum, and with interest payable quarterly in arrears on the remaining original principal amount from time to time outstanding at the rate of 18% per annum, with the Convertible Amount being convertible, in whole or in part, from time to time until maturity into a number of shares of the common stock or other voting equity securities of the Buyer which, if fully converted, would, as of the Closing Date hereof, equal 15% ("CONVERSION RATE") of the issued and outstanding shares of common stock or other voting equity securities of the Buyer, the form of which is attached hereto as EXHIBIT A (the "CONVERTIBLE PROMISSORY NOTE"). If the Buyer pays down the original principal amount within the ninety (90) days immediately following the Closing Date, 75% of such prepayment shall be used to reduce the Convertible Amount and 25% of such prepayment shall be used to reduce the non-Convertible Amount. The Conversion Rate will be proportionately reduced on a percentage rate basis to not less than 5% of the total issued and outstanding shares of Buyer's common stock or other voting equity securities as of the Closing Date to the extent that Buyer pays down the Convertible Amount within such ninety (90) day period (i.e., if 10% of the Convertible Amount is paid within such time period, then the Conversion Rate shall be decreased by 1.5% to 13.5%), provided, however, that if Buyer pays the original principal balance and all accrued but unpaid interest in full to Seller within such time period or pays the Convertible Amount, plus all accrued but unpaid interest, in full on or prior to the maturity date, the conversion rights hereunder (to the extent not previously exercised) shall terminate.

                  (b) In addition, at the Closing, Buyer shall assume and become liable for all of the Assumed Obligations (as defined in Section 3 of this Agreement).


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Asset Purchase Agreement
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         3.       ASSUMPTION OF CERTAIN OBLIGATIONS.

                  Except as hereinbelow provided, at the Closing, the Buyer shall assume, and agree to pay, perform, fulfill and discharge, (i) those obligations of the Seller which accrue after the Closing Date and which relate to events which transpire subsequent to the Closing Date, under the Real Estate Leases, Personal Property Leases and Other Contracts together with any and all other obligations connected to, arising from or relating to the operation of the Buyer's business after the Closing Date, (ii) the debt obligations set forth on
SCHEDULE 3 hereto, (iii) the trade accounts payable as set forth on SCHEDULE 3 as offset (in accordance with Seller's GAAP (as defined in Section 5.2(a)) by co-op advertising amounts due from vendors, and (iv) the accrued, ordinary-course liabilities of the Seller as set forth on SCHEDULE 3 hereto (collectively, the "ASSUMED OBLIGATIONS"). Except as expressly set forth in this Agreement, the Buyer shall NOT assume, and shall NOT be deemed to have assumed, any liability or obligation of the Seller whatsoever including, without limitation: (i) any liability or obligation relating to or arising out of the ownership of the Acquired Assets by the Seller prior to the Closing Date, (ii) any obligations not expressly assumed pursuant to this Section 3, including non-assumed Seller's obligations arising prior to the Closing Date, such as Taxes (as defined in Section 6.13), violations of law, employee liabilities, product liability claims, customer claims for rebates, refunds or allowances, environmental liabilities, or intellectual property infringement claims, or amounts owed to vendors who have, as of the Closing Date, prepaid booth registration fees to Seller for Seller's October 2002 "Conversion Expo" and subsequent to the Closing Date such vendor cancels its registration and seeks a refund of such fees, (iii) any bank debt of the Seller, and (iv any obligations relating to any Excluded Assets.

         4.       CLOSING.

                  The closing of the purchase of the Acquired Assets and the transactions contemplated hereby and the delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "CLOSING") shall be held at the offices of Baker & Hostetler, L.L.P., 3200 National City Center, 1900 East 9th Street, Cleveland, Ohio 44114, at 10:00 a.m. on ___________________, 2002 [intentionally left blank] or at such other place, as the Buyer and the Seller may agree, it being understood and agreed that time is of the essence of this Agreement. The exact amounts of the cash payment and the original principal amount of the Convertible Promissory Note shall be agreed on by the parties on or before the Closing Date. The date on which the Closing is actually held hereunder is referred to herein as the "CLOSING DATE". Title and risk of loss to the Acquired
Assets shall pass to the Buyer at 11:59 p.m. on the Closing Date.

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Asset Purchase Agreement
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         5.       ADJUSTMENTS.

                  5.1. TAXES, ETC. The parties will use their commercially reasonable efforts to arrange the transfer to Buyer of all utility services relating to the Leased Real Property as of the Closing Date. All utilities and water and sewer use charges and rent and related deposits and prepayments, real estate taxes, insurance and other charges with respect to the Leased Real Property and the Personal Property Leases for the current tax year, all personal property taxes with respect to the Equipment, all co-op advertising prepaid by vendors, and all other similar expenses, charges and payments or credits shall be apportioned and shall be adjusted, as of close of business on the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, the amount paid by the Buyer as the cash portion of the Purchase Price. If the amount of any item is not known at the time of payment of the cash portion of the Purchase Price, it shall be apportioned on a basis which is agreed to by the Buyer and the Seller prior to the Closing Date with a reapportionment after the Closing Date as soon as definitive data are available.

                  5.2.     PURCHASE PRICE ADJUSTMENTS.

                           (a) On or prior to the Closing Date, the Seller shall
provide to the Buyer the Seller's good faith estimate as of March 31, 2002 ("PRE-CLOSING ESTIMATE") of the value of the Accounts Receivable ("ORIGINAL ACCOUNTS RECEIVABLE VALUATION"), Equipment ("ORIGINAL EQUIPMENT VALUATION"), Inventories ("ORIGINAL INVENTORIES VALUATION"), and the Assumed Obligations ("ORIGINAL ASSUMED OBLIGATIONS VALUATION"), all of which shall be valued in accordance with generally accepted accounting principles ("GAAP") as consistently applied by the Seller ("SELLER'S GAAP") and as set forth below:

                           (i) Accounts Receivable will be valued based on the
outstanding balance of the Accounts Receivable, adjusted for an appropriate bad debt reserve consistent with the Seller's prior reserve practice.

                           (ii) Inventory will be valued at the lower of cost or
market. Cost will be determined using the weighted average or specific identification method, consistent with Seller's past practices. Market will be determined by the current selling price to Seller's customers at the time of valuation.

                           (iii) Equipment will be valued at historical cost
reduced by the appropriate accumulated depreciation.


                           (iv) Assumed Obligations representing debt will be
valued at the outstanding principal balance plus accrued but unpaid interest plus any costs or expenses due and payable. Assumed Obligations representing capital leases will be valued at the total future payments as required by the subject lease reduced by an appropriate discount factor to represent the "interest" element.

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Asset Purchase Agreement
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                           (v) Assumed Obligations representing trade payables
will be valued at their stated amounts as shown on the vendor invoices plus any interest due and payable, decreased by the amount of any rebate or price protection or any co-op advertising (as adjusted as set forth in Section 5.1, above) paid as of the Closing Date.

                           (vi) Assumed Obligations representing accrued
ordinary-course liabilities will be valued as supported by reasonable and customary documentation.

                           (b) Within ten (10) Business Days after the Closing
Date: the Buyer and Seller shall jointly conduct an actual physical count of the Inventories as of the Closing Date. Within thirty (30) Business Days after the Closing Date, Seller shall notify Buyer in writing (the "ADJUSTMENT NOTICE") of the value of the Inventories (the "ACTUAL INVENTORIES VALUATION"), the Accounts Receivable (the "ACTUAL ACCOUNTS RECEIVABLE VALUATION"), the Equipment (the "ACTUAL EQUIPMENT VALUATION") and the Assumed Obligations (the "ACTUAL ASSUMED OBLIGATIONS VALUATION") as of the Closing Date and the sales price of any Equipment sold to third parties from the date of the Pre-Closing Estimate to and including the Closing Date (the "ACTUAL ASSET VALUATION"). All such values shall be determined as of the Closing Date in accordance with Seller's GAAP on a basis consistent with the calculation of the Pre-Closing Estimate. During that 30 Business Day period and during the periods referred to in this Section 5.2(b), Buyer and its representatives shall be permitted to discuss with Seller and its representatives the basis of the preparation of the Actual Asset Valuation and Buyer and its representatives shall have, subject to the confidentiality provisions of Section 11.1, access, upon reasonable prior notice at all reasonable times during normal business hours in a manner which will not unduly interfere with the operations of Seller, to the work papers and supporting records of Seller and its representatives (except privileged materials) prepared in connection with the Actual Asset Valuation so as to permit Buyer and its representatives to become fully informed relating to the preparation of the Actual Asset Valuation.

                           (c) If for any reason Buyer does not agree as to the
Actual Asset Valuation, such dispute shall be noticed (the "DISPUTE NOTICE") to the Seller in writing within ten (10) Business Days after receipt of the Adjustment Notice and the parties shall, within ten (10) Business Days after receipt of the Dispute Notice, meet to discuss the Actual Asset Valuation, and attempt to negotiate a settlement of the dispute. If such a settlement cannot be reached within ten (10) Business Days after the first such meeting, the parties shall engage Deloitte & Touche, L.L.P. (the "INDEPENDENT ACCOUNTANTS") that shall resolve the dispute in writing within forty-five (45) Business Days after its appointment. Both parties shall cooperate with, and provide such information as may be requested by, such Independent Accountants. The Independent Accountants shall assess the party who is not the substantially prevailing party to pay its fees. The parties shall pay their own costs and expenses relating to this dispute resolution procedure. The determination of the Independent Accountants shall be noticed to each party in writing and shall be final and binding on the parties. No adjustment payment need be made by a disputing party until the Independent Accountants have made their

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Asset Purchase Agreement
Page 6

determination and no interest shall begin to accrue on any payment due until five (5) Business Days after receipt of the notice of the Independent Accountants' determination.

                           (d) Within five (5) Business Days following the final
determination of the Actual Asset Valuation pursuant to Section 5.2(c), the following payment adjustments, if any, shall be made by wire transfer of immediately available funds to an account designated by the applicable party:

                                    (i) if the value of the Actual Accounts
Receivable Valuation is less than the Original Accounts Receivable Valuation, then the Purchase Price shall be reduced by the amount of the difference between the Actual Accounts Receivable Valuation and the Original Accounts Receivable Valuation;

                                    (ii) if the value of the Actual Accounts
Receivable Valuation is greater than the Original Accounts Receivable Valuation, then the Purchase Price shall be increased by the amount of the difference between the Actual Accounts Receivable Valuation and the Original Accounts Receivable Valuation:

                                    (iii) if the value of the Actual Inventories
Valuation is less than the Original Inventories Valuation, then the Purchase Price shall be reduced by the amount of the difference between the Actual Inventories Valuation and the Original Inventories Valuation;

                                    (iv) if the value of the Actual Inventories
Valuation is greater than the Original Inventories Valuation, then the Purchase Price shall be increased by the amount of the difference between the Actual Inventories Valuation and the Original Inventories Valuation;

                                    (v) if the value of the Actual Equipment
Valuation is less than the Original Equipment Valuation, then the Purchase Price shall be reduced by the amount of the difference between the Actual Equipment Valuation and the Original Equipment Valuation;

                                    (vi) if the value of the Actual Equipment
Valuation is greater than the Original Equipment Valuation, then the Purchase Price shall be increased by the amount of the difference between the Actual Equipment Valuation and the Original Equipment Valuation;

                                    (vii) if the value of the Actual Assumed
Obligations Valuation is less than the Original Assumed Obligations Valuation, than the Purchase Price shall be increased by the amount of the difference between the Actual Assumed Obligations Valuation and the Original Assumed Obligations Valuation; and

                                    (viii) if the value of the Actual Assumed
Obligations Valuation is greater than the Original Assumed Obligations Valuation, then the Purchase

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Asset Purchase Agreement
Page 7

Price shall be reduced by the amount of the difference between the Actual Assumed Obligations Valuation and the Original Assumed Obligations Valuation.

                           (e) No interest shall be payable on any overpayment
or underpayment if the adjusted payments are timely made in accordance with the terms hereof. However, if such adjusted payments are not timely paid for reasons other than a good faith dispute that is prosecuted in due course, interest shall accrue and be due and payable on such amounts at the rate of 5% per annum. For purposes of this Agreement, a "BUSINESS DAY" is any day other than a Saturday, Sunday or Federal holiday.

         6. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Article 6 are true and correct as of the Closing Date except as set forth in the disclosure schedules attached hereto (the "SCHEDULES") and except that the Seller shall be permitted to revise and update the Schedules attached hereto through and including the date that is two (2) days prior to the Closing Date, except that any revised schedule which contains a material adverse change of the Acquired Assets or Assumed Obligations ("MATERIAL ADVERSE CHANGE") shall be included herein only with the prior consent of Buyer. Except as otherwise set forth herein, the Schedules shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 6, and the disclosures in any section of the Schedules shall qualify any other paragraph in this
Section 6 to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs. The effect of the Schedules is to modify the applicable representations and warranties in Section 6 and disclosure in any section of the Schedules shall be effectively made whether or not expressly excepted in the corresponding section of this Agreement. The phrase "delivered to Buyer" or "made available to Buyer" or any phrase of similar import means that the Seller has delivered or provided access to certain items or copies thereof to Buyer or its representatives. For purposes of this
Section 6, the phrase "to the knowledge of Seller" or "known to the Seller" or any phrase of similar import shall be deemed to refer to the best knowledge of Michael E. Peppel, Ira H. Stanley and John C. Huffman, III, in their capacity as the senior executive management of the Seller. Subject to the foregoing, the Seller hereby represents and warrants to the Buyer as follows:

                  6.1. ORGANIZATION OF SELLER; AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller is qualified to do business as a foreign corporation in each jurisdiction in which the nature of Seller's assets or the operation of Seller's business requires such qualification. Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by it, to carry on its business and to own or lease and operate its properties as such Business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and the Ancillary Agreements, as defined below, to which it is a party and to carry out all actions required of it pursuant to the terms of this Agreement and the Ancillary Agreements to which it is a party.

                  6.2. APPROVALS OF SELLER; BINDING EFFECT. The Seller has obtained all necessary authorizations and approvals from its Board of Directors, stockholders, and/or

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Page 8


other persons required for the execution and delivery of this Agreement, bill(s) of sale and other instrument(s) of conveyance and each other agreement, filing, certificate and document being delivered by the Seller (the "ANCILLARY AGREEMENTS") and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and constitutes, and when executed and delivered hereunder each of the Ancillary Agreements will have been duly executed and delivered and will constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, reorganization, insolvency, or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the subject court.

                  6.3. NON-CONTRAVENTION. Except as set forth in SCHEDULE 6.3, neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance (as defined in Section 6.8 below) upon any of the Acquired Assets pursuant to, (i) the Articles of Incorporation or By-Laws (or similar charter documents) of the Seller, each as amended to date;
(ii) any material agreement or commitment to which the Seller is a party or by which the Seller or the Acquired Assets is bound or to which the Seller or any of such properties is subject; or (iii) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority, except any violation, conflict or default which would not reasonably be expected to have a material adverse effect on the Acquired Assets or Assumed Obligations (a "MATERIAL ADVERSE EFFECT").

                  6.4. GOVERNMENTAL CONSENTS. Except as set forth on SCHEDULE 6.4, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement or any of the Ancillary Agreements by the Seller or for the consummation by the Seller of the transactions contemplated hereby or thereby.

                  6.5. ABSENCE OF CERTAIN CHANGES. Since December 31, 2001 and except as set forth in SCHEDULE 6.5, the Seller has carried on the Business only in the ordinary course, consistent with past practices, and there has been no Material Adverse Change in the Acquired Assets or Assumed Obligations.

                  6.6. LITIGATION, ETC. Except as disclosed on SCHEDULE 6.6 hereto, no action, suit, proceeding or, to Seller's knowledge, investigation is pending or, to the knowledge of the Seller, threatened, relating to or affecting the Business, or any of the Acquired Assets or relating to or affecting the activities of the Seller carried on with any of the Acquired Assets, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

                  6.7. CONFORMITY TO LAW. To the knowledge of the Seller, the Seller has in all material respects complied with, and is in material compliance with, (i) all U.S.

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federal, state and local laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to the Business, or any of the Acquired Assets, (ii) all unwaived terms and provisions of all contracts, agreements and indentures to which such Seller is a party and by which the Business or any of the Acquired Assets is subject, except to the extent that any such noncompliance would not reasonably be expected to result in a Material Adverse Effect, and
(iii) its Articles of Incorporation and By-Laws, each as amended to date.

                  6.8. TITLE TO ACQUIRED ASSETS. The Seller is the lawful owner of, has good and valid record and marketable title to, and has the full right to sell, convey, transfer, assign and deliver the Acquired Assets, without any restrictions of any kind whatsoever, except for Permitted Encumbrances. Except for encumbrances described on SCHEDULE 6.8 hereto and except for Permitted Encumbrances, all of the Acquired Assets are, or on the Closing Date will be, free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "ENCUMBRANCES"), and, to the knowledge of the Seller, there are no filings under the Uniform Commercial Code or similar statute in any jurisdiction showing the Seller as a debtor which creates or perfects or which purports to create or perfect any Encumbrance in or on any of the Acquired Assets. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, invoice, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances, or encumbrances created by Buyer. For purposes of this Agreement, a "PERMITTED ENCUMBRANCE" shall mean (i) minor imperfections of title and encumbrances, if any, which are not substantial in amount, do not detract from the value of the property subject thereto and do not preclude or materially adversely affect the continued use of the property to which they relate as used in the operation of the Seller's Business as currently conducted, (ii) liens specifically listed on SCHEDULE 3 as Permitted Encumbrances on Acquired Assets which secure specified liabilities which will be part of the Assumed Obligations as set forth on SCHEDULE 3 and (iii) liens for current Taxes not yet due which shall be pro-rated as set forth in Section 5.1.

                  6.9 LABOR RELATIONS. Except as set forth on SCHEDULE 6.9, to the knowledge of Seller, the Seller is in material compliance with all applicable federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on SCHEDULE 6.9, there is no charge pending or, to the knowledge of the Seller, threatened against the Seller alleging unlawful discrimination in employment or unlawful dismissal practices before any court or agency or failure to comply with any applicable wage and hour, age discrimination or workplace safety laws or any applicable federal or state executive order or regulation and there is no charge of or proceeding with regard to any unfair labor practice against the Seller


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pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to Seller's knowledge, threatened against or involving the Seller. No representation question exists respecting the employees of the Seller. Except as set forth on SCHEDULE 6.9 hereto, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Seller and no claim therefor has been asserted. None of the employees of the Seller is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Seller. The Seller has not experienced any work stoppage or other material labor difficulty during the last five (5) years.

                  6.10 TRADEMARKS, PATENTS, ETC. SCHEDULE 1.1(g) hereto sets forth a complete and accurate list of (i) all patents, trademarks, trade names, internet domain names and copyrights registered in the name of the Seller, all applications therefor, and all licenses and other agreements relating thereto which are to be transferred pursuant to this Agreement, and (ii) all written agreements relating to technology, know-how and processes which the Seller is licensed or authorized to use by others, or which the Seller has licensed or authorized for use by others and which are to be transferred pursuant to this Agreement. Except to the extent set forth in SCHEDULE 1.1(g), the Seller owns or has the sole and exclusive right to use all such patents, trademarks, trade names, internet domain names and copyrights, in the jurisdictions in which they are shown as registered, used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any person regarding the use of any such trademarks, trade names, copyrights, technology, know-how, internet domain names or processes, or challenging or questioning the validity or effectiveness of any license or agreement. The use by the Seller of such patents, trademarks, trade names, copyrights, technology, know-how, internet domain names or processes used by the Seller in the ordinary course of business does not, to the knowledge of the Seller, infringe on the rights of any person. All of Seller's patents, patent applications, registered trademarks, and trademark applications, and registered copyrights set forth on SCHEDULE 1.1(g) remain in good standing, with all fees and filings due as of the Closing Date having been duly made.

                  6.11 SUPPLIERS AND CUSTOMERS. The relationships of the Seller with the suppliers and customers of the Business are good commercial working relationships and, except as set forth on SCHEDULE 6.11, no supplier or customer of material importance to such Business has canceled or otherwise terminated, or threatened in writing to cancel or otherwise to terminate, its relationship with the Seller or has during the last 6 months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Seller or its usage or purchase of the services or products of the Seller except for normal cyclical changes related to customers' businesses. The Seller has no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with it or to decrease materially or limit its services, supplies or materials to it, or its usage or purchase of its services or products, and, only with the Seller's prior consent, the communication of the transactions contemplated hereby will

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not, to the knowledge of the Seller, adversely affect the relationship of Seller with any such supplier or customer.

                  6.12. BROKERS. Except as set forth in SCHEDULE 6.12, the Seller has not retained, utilized or been represented by any broker, agent, financial advisor intermediary or finder in connection with the transactions contemplated by this Agreement.

                  6.13. TAXES. Since March 1, 1999, the Seller has duly and timely filed with the appropriate government agencies all of the income, sales, use, employment and other Tax returns and reports required to have been filed by it. Since March 1, 1999 all Taxes, assessments, withholdings, fees and other governmental charges upon the Seller or upon the Business or any of the properties, assets, revenues, income and franchises of or relating to the Business which are owed by the Seller with respect to any period ending on or before the Closing Date have been duly and timely paid, other than those which are being disputed in good faith or those currently payable without penalty or interest which, to the extent not paid on the Closing Date, will be accurately accrued for on the Seller's financial statements and paid when due and pro-rated as set forth in Section 5.1. Seller has received no written notice that any of the Tax returns filed by the Seller or the Taxes paid by the Seller relating to the Business is or has been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any government or taxing authority including the United States Internal Revenue Service (the "IRS"). No such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Seller, threatened or contemplated. Neither the IRS nor any other government or taxing authority is now asserting or, to the knowledge of the Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or any adjustment that would have a Material Adverse Effect on the Acquired Assets. The term "TAX" shall mean any U.S. federal, state or local and other income, profits, franchise, capital, net worth, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, duty, fee, assessment or other governmental charge or surcharge (including all interest and penalties thereon and additions thereto). The Seller has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  6.14. ACCOUNTS RECEIVABLE. All Accounts Receivable of Seller set forth in SCHEDULE 1.1(h) will represent sales actually made in the ordinary course of business and are, to the knowledge of the Seller, not subject to any counterclaims, setoffs or defenses. The Accounts Receivable as of December 31, 2001 are fairly reflected on the Seller's audited financial statements for the year ended December 31, 2001.

                  6.15. INVENTORIES. Except as will be set forth in SCHEDULE 1.1(d), the Inventories of the Seller consists of goods of a quality and quantity which are useable or saleable in the normal course of the businesses carried on by the Seller as of the date of this Agreement. The Inventories are adequate for present needs of the Seller and the Business, are fairly reflected on the books of account of the Seller, valued in accordance

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with the normal inventory valuation policies of the Seller, in accordance with
Seller's GAAP, with, in the reasonable judgment of management of the Seller, adequate allowance for excessive or obsolete inventory.

                  6.16. EQUIPMENT. The Equipment set forth in SCHEDULE 1.1(b) and the personal property held by the Seller under the Personal Property Leases set forth in SCHEDULE 1.1(c) are utilized by the Seller in the ordinary course of business and are in good condition and repair for their present use in the Business, with the exception of reasonable and ordinary wear and tear.

                  6.17. MATERIAL AGREEMENTS. The agreements set forth in SCHEDULES 1.1(a), 1.1(c) and 1.1(e) are referred to herein as the "MATERIAL AGREEMENTS." The Material Agreements are binding on the Seller, in full force and effect and enforceable against Seller in accordance with their terms. Except as set forth in SCHEDULE 6.17, Seller has not assigned, mortgaged, pledged, encumbered or otherwise hypothecated any of its right, title or interest under the Material Agreements. Seller is not in violation of, or default in respect of, nor, to Seller's knowledge, has there occurred an event or condition which, with the passage of time or the giving of notice (or both) would constitute a violation or default of any Material Agreement and, to Seller's knowledge, no other party is in default or violation of any Material Agreement. No notice has been received by Seller claiming any default by Seller or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate any Material Agreement. To Seller's knowledge, no real property leased under any of the Real Estate Leases is subject to any lien, encumbrance, easement, right of way, building or use restriction, exception, variance, reservation or limitation which may, in any material respect, interfere with or impair the present use thereof in the usual conduct of the Seller's business. Seller has provided Buyer with a copy of each Material Agreement, including any amendments or alterations thereto.

                  6.18. CONDEMNATION. The buildings, improvements and fixtures included as a part of the Leased Real Property are in good condition and repair, reasonable wear and tear excepted, for their present use in the Seller's operations. The Seller has not received any written notice of: (i) any condemnation or taking by eminent domain with respect to the Leased Real Property from any person, agency, governmental authority or other entity with the power of same, (ii) any zoning changes which would prohibit the use of the Acquired Assets or materially and adversely affect the use of the Leased Real Property, or (iii) any improvements by any public authority to any part of the Leased Real Property, the cost of which would be assessed against the lessee thereof.

                  6.19. DISCLOSURE. No representation or warranty by the Seller in this Agreement as modified by the Schedules contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

         7. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller as follows:

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                  7.1. ORGANIZATION AND STANDING OF BUYER. Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full power and authority under its Articles of Incorporation and Code of Regulations and applicable laws to own and acquire the Acquired Assets to be purchased hereunder, to carry on its business and to own or lease and operate its properties as such business is now conducted and such properties are now owned, leased or operated, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

                  7.2. CORPORATE APPROVAL; BINDING EFFECT. The Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and when executed and delivered hereunder by the Buyer, the Ancillary Agreements to which it is a party will have been duly executed by the Buyer and will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the subject court.

                  7.3. NON-CONTRAVENTION. Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which the Buyer is a party by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any Encumbrance (other than in the ordinary course of the Buyer's business or in connection with any existing or other debt or other financing arrangements entered into by Buyer in connection with the transactions contemplated by this Agreement and/or the Ancillary Agreements) upon any property of the Buyer pursuant to (i) the Articles of Incorporation or Code of Regulations of the Buyer, as amended to date; (ii) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (iii) any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Buyer.

                  7.4. BROKERS. The Buyer has not retained, utilized or been represented by any broker, agent, financial advisor, intermediary or finder in connection with the transactions contemplated by this Agreement.

                  7.5. INVESTIGATION. Buyer has performed its own due diligence with respect to the Business, the Acquired Assets and the Assumed Obligations and has had the opportunity to ask questions of, and receive answers from, the Seller.

                  7.6. LITIGATION, ETC. No action, suit, proceeding or, to Buyer's knowledge, investigation is pending or, to the knowledge of Buyer, threatened, which

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questions the validity of this Agreement or challenges any of the transactions contemplated hereby or by the other Ancillary Agreements.

                  7.7. FINANCING. Buyer will, as of the Closing Date, have sufficient funds to pay the cash portion of, the Purchase Price in full pursuant to the terms hereof and the Closing and performance by Buyer of its obligations under this Agreement are not contingent upon Buyer obtaining any financing in respect thereof. Buyer shall not be in breach of this Section 7.7 if its inability to obtain financing is a direct result of Seller's failure to provide Buyer's lender or its representatives information requested causing said lender to be unable to make an underwriting decision. In the event of a breach by Buyer of this provision which results in the termination of this Agreement pursuant to
Section 14.15, Buyer's liability to Seller shall not exceed the sum of $100,000.

                  7.8 KNOWLEDGE OF MATTERS. The Buyer (whose knowledge for purposes of this representation is limited to that known to Michael Trebilcock as the President of MCSi's Great Lakes Region) has no knowledge that any representation or warranty made by the Seller contained in this Agreement or in any Ancillary Agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement is false or inaccurate in any material respect.

                  7.9 USE OF SELLER'S NAME OR INTELLECTUAL PROPERTY. Except for the intellectual property set forth in SCHEDULE 1.1(g), (a) Buyer shall not acquire any patent, trademark, service mark, trade name, trade secret, copyright or any other intellectual property of the Seller, (b) except as set forth in the Transition Agreement, Buyer shall not utilize any patent, trademark, trade name, service mark, copyright or other intellectual property of the Seller in the Business after the Closing Date, nor shall Buyer use the Seller's name, logo or other indicia of identity in public commerce, and (c) Buyer shall not hold itself out to the public as the Seller or as a successor to, affiliate of, related to or in any way associated with Seller. After the Closing Date, except as set forth in the Transition Agreement, the Buyer shall not be the agent, partner, servant, employee, affiliate or associate of the Seller and shall have no power to bind the Seller in any way whatsoever.

         8. CONDUCT OF BUSINESS BY SELLER PENDING CLOSING. The Seller covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by Buyer in writing, which approval shall not be unreasonably withheld, conditioned or delayed:

                  8.1. ACCESS. The Seller shall afford to Buyer and its authorized representatives and financing participants reasonable access during normal business hours and in a manner which shall not interfere with Seller's conduct of its business to all properties, books, records, contracts and documents, financial statements, facilities, and certain key employees of the Seller relating only to the Business, and a full opportunity to make such investigations as it shall desire to make of the Seller with respect to the Business, the Leased Real Property, the Acquired Assets and the Assumed Obligations, and the Seller shall furnish or cause to be furnished to Buyer and its authorized

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representatives all such information with respect to the Business, THE Leased
Real Property, Acquired Assets and the Assumed Obligations, as Buyer may reasonably request, except that Buyer shall not contact any customer, lender or supplier of the Seller without the prior consent of the Seller, which shall not be unreasonably withheld, conditioned or delayed.

                  8.2. CARRY ON IN REGULAR COURSE. The Seller shall maintain the Leased Real Property in good operating condition and repair (reasonable wear and tear excepted), and make all necessary renewals, additions and replacements thereto as the Seller shall determine is necessary or appropriate, in accordance with its normal business practice, and shall carry on its business diligently and substantially in the same manner as heretofore and shall not make or institute any unusual or novel methods of the Seller's business, purchase, sale, lease, management, accounting or operation. From the date of this Agreement up to and including the Closing Date, the Seller will not, without the prior consent of the Buyer, offer any customer a discount for the early payment of any Account Receivable of the Seller. Seller will not enter into any contract or commitment relating to the Acquired Assets that is not in the usual and ordinary course of business.

                  8.3. NO GENERAL INCREASES. Except as set forth in SCHEDULE 8.3, the Seller shall not grant any general or uniform increase in the rates of pay of employees of the Seller who participate in the Business and are listed on
SCHEDULE 8.3 (the "BUSINESS EMPLOYEES"), nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to the Business Employees; and the Seller shall not increase the compensation payable or to become payable to the Business Employees, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such Business Employees.

                  8.4. SALE OF CAPITAL ASSETS. Other than pursuant to this Agreement, the Seller shall not sell or otherwise dispose of any capital asset used in the Business with a market value in excess of $5,000, or of capital assets of market value aggregating with respect to the Business in excess of $25,000, and in no event shall sell or otherwise dispose of any capital asset other than in the ordinary course of business.

                  8.5. INSURANCE. The Seller shall maintain with its current insurer or with other financially sound and reputable insurance companies, funds or underwriters adequate insurance of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with its current business practice, on the Acquired Assets up to and including the Closing Date.

                  8.6. PRESERVATION OF BUSINESS RELATIONSHIPS. The Seller shall use its best efforts to preserve for Buyer the present relationships of the Seller with its suppliers and customers and others having business relations with it.

                  8.7. CONSENTS OF THIRD PARTIES. The parties will employ their reasonable efforts to: (i) secure, before the Closing Date, the consent to the consummation of the transactions contemplated by this Agreement and the Ancillary

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Agreements by each party to any of the Real Estate Leases, Personal Property
Leases, and Other Contracts under which such transactions would constitute a default, would accelerate obligations of the Seller or any successor of such Seller, or would permit cancellation of any such contract, or which is required for the assignment of such contract to Buyer pursuant to this Agreement, and
(ii) to file the required notice with the Federal Trade Commission and the Anti-Trust Division of the U.S. Justice Department under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules thereunder, if deemed to be necessary by the parties hereto. The parties shall spilt equally any filing fee required thereby.

                  8.8.     TRANSITION ACTIONS.

                           (a) The Seller shall make arrangements as of the
Closing Date, reasonably satisfactory to the Buyer, to ensure that all checks or other payments received by the Seller from and after the Closing Date which relate to the Accounts Receivable shall be promptly endorsed over without recourse and delivered to the Buyer within fifteen (15) days of receipt. Any amount not so delivered shall result in a penalty to Seller in an amount equal to 5% per annum interest on the face amount of such non-delivered check or other payment. During the first six (6) months after the Closing Date, Seller shall prepare and deliver to Buyer weekly reports of such receipts and payments.

                           (b) The Seller will after the Closing Date, at its
own expense, notify each customer with an Account Receivable that remittances in payment after the Closing Date thereof should be directed to the Buyer at an address specified by the Buyer. If the Seller receives any payment from any customer after the Closing Date, it will promptly remit such payment to the Purchaser.

                           (c) The Seller will use reasonable efforts to
transfer to the Buyer the rights in the telephone and fax numbers for the offices identified in SCHEDULE 1.1(a).

                           (d) Prior to and after the Closing Date, Seller and
Buyer will coordinate the transition of the suppliers and customers and other matters as set forth on SCHEDULE 1.1(g) and on the Closing Date, the parties will enter into a Transition Agreement as defined in Section 9.5(b).

         9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

                  9.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Seller in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

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                  9.2. COMPLIANCE WITH AGREEMENT. The Seller shall have
performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  9.3. OFFICERS' CERTIFICATES. The Seller shall have delivered to the Buyer in writing, at and as of the Closing Date, a certificate duly executed by the President of the Seller, certifying that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

                  9.4. CONSENTS AND APPROVALS. All necessary consents and approvals of the directors and/or stockholders of the Seller, any governmental authority or any third party required for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods shall have expired or been terminated by the appropriate governmental authority.

                  9.5. DELIVERY OF DOCUMENTS. At or before the Closing, the Seller shall have executed and delivered to the Buyer all documents described herein and as otherwise may be reasonably required to consummate this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including:

                           (a) the Non-Competition Agreement substantially in
the form as set forth in EXHIBIT C hereto;

                           (b) an agreement (the "TRANSITION AGREEMENT")
containing the terms set forth on EXHIBIT D hereto and/or such other terms and conditions as Buyer and Seller shall mutually agree;

                           (c) the Assignment and Assumption Agreement
substantially in the form as set forth in EXHIBIT G hereto;

                           (d) the Bill of Sale substantially in the form as set
forth in EXHIBIT H hereto; and,

                           (e) the Assignment of Intellectual Property
substantially in the form as set forth in EXHIBIT I hereto.

                  9.6 NO LITIGATION. None of the parties hereto shall be a party to, or shall have received notice of, any suit, claim or proceeding or threatened suit, claim or proceeding to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished or alleging damages in connection therewith.

         10. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

Asset Purchase Agreement
Page 18



                  10.1. REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in this Agreement shall be true at and as of the Closing Date with the same effect as though made or given at and as of the Closing Date.

                  10.2. COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

                  10.3. CLOSING CERTIFICATE. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by the President of the Buyer to the effect that the conditions in Sections 10.1 and 10.2 have been satisfied.

                  10.4. CONSENTS AND APPROVALS. All necessary consents and approvals of the directors and/or stockholders of the Buyer, any governmental authority or any third party required for consummation of the transactions contemplated by this Agreement shall have been obtained, and all waiting periods shall have expired or been terminated by the appropriate governmental authority.

                  10.5. DELIVERY OF DOCUMENTS. At or before the Closing, the Buyer shall have executed and delivered to the Seller all documents described herein and as otherwise may be reasonably required by Buyer to consummate this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including:

                           (a) the Non-Competition Agreement substantially in
the form as set forth in EXHIBIT C hereto; -

                           (b) the Transition Agreement;

                           (c) the Loan and Security Agreement in the form
substantially as set forth in EXHIBIT E hereto;

                           (d) the Assignment and Assumption Agreement
substantially in the form of EXHIBIT G hereto;

                           (e) the Bill of Sale substantially in the form of
EXHIBIT H hereto; and,

                           (f) Assignment of Intellectual Property substantially
in the form of EXHIBIT I hereto.

                  10.6. NO LITIGATION. None of the parties hereto shall be a party to, or shall have received notice of, any suit, claim or proceeding or threatened suit, claim or proceeding to enjoin or restrain any or all of the transactions contemplated herein or to nullify or render ineffective all or any part of such transactions if accomplished or alleging damages in connection therewith.

Asset Purchase Agreement
Page 19


                  10.7. PAYMENT OF THE PURCHASE PRICE. The Buyer shall have paid, on the Closing Date, to the Seller in immediately available funds the cash portion of the Purchase Price and shall have executed and delivered to the Seller the Convertible Promissory Note, as set forth in Section 2 hereof.

         11.      CERTAIN COVENANTS.

                  11.1. CONFIDENTIAL INFORMATION. Any and all information disclosed by the Buyer to the Seller or by the Seller to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Seller or to the Buyer, as the case may be, shall remain confidential to the Seller and the Buyer and their respective directors, officers, employees and agents, except to the extent that the Buyer in its reasonable judgment must disclose any such information to its counsel, accountants and/or to banks and other institutional lenders in the process of procuring the loan or loans of funds for the purchase contemplated herein and Buyer shall ensure that any such counsel, accountants and/or lenders maintain the confidentiality of such information, including the fact of the negotiations and the existence of this Agreement. If the Closing does not take place for any reason, each of the Seller and the Buyer agrees to return all such information (and all copies, summaries, extracts or analyses thereof) and not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, proprietary, non-public financial information, customers, sales representatives, and anything else having an economic, proprietary or pecuniary benefit to the Buyer or the Seller, respectively. This provision shall survive the consummation or termination of this Agreement for a period of three
(3) years from the Closing Date or termination date, as applicable.

                  11.2. HIRING OF SELLER'S EMPLOYEES. Simultaneously and on the Closing Date, the Seller shall terminate, and the Buyer shall extend offers of employment to, each of the employees of the Seller identified on SCHEDULE 8.3 hereto pursuant to the terms and subject to such employment and hiring policies as Buyer shall determine. Buyer shall notify Seller of the names of the employees accepting its offers of employment ("HIRED EMPLOYEES") within thirty
(30) days after their acceptance of the offer of employment by Buyer. Except to the extent assumed by Buyer in SCHEDULE 3, Seller shall make all necessary filings and shall pay to or for the benefit of all terminated employees all accrued salary, wages, bonus, severance, unemployment compensation, sick and other leave (if any) which shall be due and payable up to the date of the termination of their employment, provided, however, that no person shall, by virtue of the preceding language, become a third party beneficiary to this Agreement. All Hired Employees shall be released by MCSi as of the Closing Date from any non-competition or other restrictive covenants of Seller.

                  11.3. BOOKS AND RECORDS. From the Closing Date until the seventh anniversary thereafter, the parties shall provide to each other, their counsel, auditors and other authorized representatives full access (during normal business hours and upon

Asset Purchase Agreement
Page 20


reasonable notice) to the books and records relating only to the Acquired Assets and Assumed Obligations, and each party shall have the right to examine and make copies, at such party's own expense, of any such records which, for the Seller will include only records dated on or before the Closing Date, and for the Buyer shall include only records dated after the Closing Date, provided that any such access or copying shall be performed in such a manner so as not to interfere with the normal conduct of the non-examining party's business or operations.

         12.      INDEMNIFICATION.

                  12.1. INDEMNITY BY SELLER. The Seller shall indemnify, defend and hold harmless the Buyer (and its directors, officers, employees, affiliates, successors and assigns, collectively with the Buyer referred to as "BUYER" in this Section 12) from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable and documented fees and disbursements of counsel (collectively, "LOSSES"), whether known or unknown as of the Closing Date, asserted or incurred, related to or arising, directly or indirectly, out of any of the following:

                           (a) Any inaccuracies in any representation or
warranty made by the Seller in this Agreement or any failure or breach by the Seller of any covenant, obligation, or undertaking made by the Seller in this Agreement;

                           (b) The ownership or the operation of the Acquired
Assets, the Business, the Leased Real Property, the Leased Personal Property or any business carried on by the Seller prior to the Closing Date;

                           (c) Pursuant to Section 13 hereof, any claim or
liability arising under the Bulk Sales Acts of any jurisdiction in connection with transactions contemplated by this Agreement;

                           (d) Any claims, liability or obligation to any
broker, agent, financial advisor, intermediary or finder in connection with the transactions contemplated by this Agreement;

                           (e) Any claims, liability or obligation with respect
to any employee of any of the Seller in connection with his or her employment or termination of employment on or prior to the Closing Date by the Seller; or

                           (f) Any liability not assumed by Buyer hereunder,
including Taxes.

                  12.2. INDEMNITY BY BUYER. The Buyer shall indemnify, defend and hold harmless the Seller (and its directors, officers, employees, affiliates, successors and assigns, collectively with the Seller referred to as "SELLER" in this Section 12) from and with respect to any and all Losses, whether known or unknown as of the Closing Date,

Asset Purchase Agreement
Page 21

asserted or incurred, related to or arising, directly or indirectly, out of any of the following:

                           (a) Any inaccuracies in any representation or
warranty made by the Buyer in this Agreement or any failure or breach by the Buyer of any covenant, obligation, or undertaking made by the Buyer in this Agreement;

                           (b) Any and all claims, liabilities and obligations
arising in connection with or out of the operation of the Acquired Assets, the Leased Real Property, the Leased Personal Property, the Assumed Obligations, other liabilities of, or any business carried on by, the Buyer on or subsequent to the Closing Date;

                           (c) Any claims, liability or obligation to any
broker, agent, financial advisor, intermediary, lender or finder in connection with the transactions contemplated by this Agreement; or,

                           (d) Any claims, liability or obligation with respect
to any employee of Buyer in connection with his or her employment or termination of employment subsequent to the Closing Date by the Buyer.

                  12.3.    CLAIMS.

                  (a) If any party (the "INDEMNIFIED PARTY") desires to make a claim against any other party (the "INDEMNIFYING PARTY") under Section 12.1 or
12.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party for which the Indemnified Party may seek indemnification hereunder (a "CLAIM"), the Indemnified Party shall notify the Indemnifying Party of such Claim (a "CLAIM NOTICE") and of the Indemnified Party's claim of indemnification with respect thereto, PROVIDED that failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations under this Section 12 except to the extent, if at all, that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of such notice from the Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense of such Claim, and if, and only if, each of the following conditions are satisfied, the Indemnifying Party may assume the defense of such Claim, and in the case of such an assumption, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Claim so long as:

                                    (i) Any such settlement includes a complete
release, in form and substance satisfactory to the Indemnified Party, of the Indemnified Party as to all claims arising out of or relating to the settled claim;

                                    (ii) The applicable Indemnifying Party
confirms in writing that it is obligated hereunder to indemnify, defend and hold harmless the Indemnified Party with respect to such Claim;

Asset Purchase Agreement
Page 22


                                    (iii) The Indemnified Party does not give
any Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

                                    (iv) The Indemnified Party shall have
determined in its reasonable discretion that the Indemnifying Party has sufficient financial and other resources to undertake any such defense.

         The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

                           (b) In the event of any Claims under Section 12.1 or
12.2, the Indemnified Party shall advise the Indemnifying Party in writing of the amount and circumstances surrounding such Claim and the contractual basis for requesting indemnification. If, within thirty (30) days, the Indemnifying Party (as applicable) has not contested such Claim in writing, the Indemnifying Party will pay the full amount thereof as demanded within ten (10) days after the expiration of such thirty-day period.

                           (c) The party controlling such defense (the
"CONTROLLING PARTY") shall keep the non-controlling party ("NON-CONTROLLING PARTY") advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall reasonably furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including without limitation copies of any summons, complaint or other pleading that may have been served upon such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding as the Controlling Party may request.

                  12.4. LIMITATIONS ON LIABILITY. Notwithstanding the other provisions of this Article 12, the following limitations shall apply to the obligation of the Seller to indemnify the Buyer hereunder:

                           (a) The Seller shall not be required to indemnify the
Buyer hereunder until the amount of all Claims hereunder exceed, in the aggregate, $250,000, at which time the Seller shall be obligated to indemnify the Buyer in respect of the amount of all Claims in excess of such amount (it being agreed and understood that such amount is intended as a deductible and that the Seller shall only be liable to the extent that all Claims, in the aggregate, exceed $250,000). In no event shall Seller's liability hereunder for any Claim or for all Claims in the aggregate exceed $10,000,000.

                           (b) The indemnification obligations of the Seller
hereunder in respect of any Claim shall be reduced to the extent of the net benefit (if any) of any insurance proceeds and/or tax benefits actually realized by the Buyer in respect of such

Asset Purchase Agreement
Page 23


Claim. Buyer shall pursue all insurance or potential insurance coverage prior to making a claim against the Seller under this Section 12. Buyer agrees to take commercially reasonable steps promptly to file claims under any applicable insurance policies and/or to elect and/or take appropriate deduction(s) in respect of any Claim to the extent permitted by Tax and other applicable laws.

                           (c) In the absence of any Claim involving fraud, the
indemnification provisions hereof shall constitute the sole and exclusive remedies of Buyer in respect of claims brought hereunder, except as to claims arising under or in respect of Section 11.1, above, for which the Buyer may seek equitable relief.

         12.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in Section 6 and the representations and warranties of the Buyer set forth in Section 7, above, and the right to file Claim(s) for indemnification under this Section 12, shall terminate twenty-four
(24) months after the Closing Date, except that any such representation or warranty that has been made the subject of a Claim by the giving of written notice thereof prior to such expiration shall survive with respect to such Claim until the final resolution of such Claim.

         13. BULK SALES COMPLIANCE. The parties hereto believe that, assuming compliance with this Agreement by both the Seller and the Buyer, it is both unnecessary for the protection of the Seller's creditors and impracticable to comply with the bulk sales acts ("BULK SALES ACTS") that may exist in the various jurisdictions in which the Acquired Assets are located and the Buyer therefore hereby waives compliance with the applicable Bulk Sales Acts as a condition to Closing and otherwise. In the event that any creditor of the Seller should make any claim against either the Buyer or the Acquired Assets which is wholly or partially based on the premise that the sale of the Acquired Assets did not conform in any particular to the requirements of the Bulk Sales Acts of any such jurisdiction, the Seller agrees to indemnify and save the Buyer harmless from and against any claim for principal, interest and costs, including reasonable legal and accounting fees, whether or not the claim is ultimately proved to be well founded, except to the extent that the claim relates to an Assumed Obligation.

         14.      GENERAL.

                  14.1. EXPENSES. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. All transfer and sales Taxes and all filing fees and expenses payable in connection with the sale of the Acquired Assets shall be split and paid in equal amounts by the Buyer and the Seller.

                  14.2. NOTICES. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if sent by reputable overnight delivery

Asset Purchase Agreement
Page 24


courier service, or if mailed by certified U.S. mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

                  If to the Seller, to:

                                   MCSi, Inc.
                                   4750 Hempstead Station Drive
                                   Dayton, Ohio 45429
                                   FAX:  (937) 291-8298
                                   Attn: Ira H. Stanley, Chief Financial Officer

                  with a copy (which shall not constitute notice) sent contemporaneously to:

                                   Jeffrey A. Koeppel, Esq.
                                   Elias, Matz, Tiernan & Herrick L.L.P.
                                   734 15th Street, N.W., 12th Floor
                                   Washington, DC 20005
                                   FAX: (202) 347-2172

                  If to the Buyer, to:

                                   MCPc, Inc.
                                   21555 Drake Road
                                   Strongsville, Ohio 44136
                                   FAX: (440) 846-4815

                                   Attention: Michael Trebilcock, President

                  with a copy (which shall not constitute notice) sent contemporaneously to:

                                   Catherine M. Kilbane, Esq.
                                   Baker & Hostetler, L.L.P.
                                   3200 National City Center
                                   1900 East 9th Street
                                   Cleveland, Ohio 44114
                                   FAX: (216) 696-0740

         Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed by certified mail with return receipt requested, then five (5) days after being mailed, and (d) if sent by written telecommunication, when dispatched upon printing of a confirmation of receipt by the sending facsimile machine.

                  14.3. ENTIRE AGREEMENT; AMENDMENT. This Agreement, including all exhibits and Schedules hereto, together with each of the Ancillary Agreements, contains the entire understanding of the parties, supersedes all prior agreements and

Asset Purchase Agreement
Page 25

understandings relating to the subject matter, and shall not be amended except by a written instrument hereafter signed by both of the parties hereto.

                  14.4. GOVERNING LAW. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Ohio. Any action, suit or other proceeding arising out of any of the obligations hereunder or with respect to the transactions contemplated hereby may be commenced in the Court of Common Pleas of Montgomery County, Ohio, or in the federal district court in the Southern District, Western Division, of the State of Ohio, and each of the parties hereto hereby consents to the jurisdiction and venue in such courts and waives any claim that the action, suit or proceeding has been brought in an inconvenient forum.

                  14.5. SECTIONS AND SECTION HEADINGS. All enumerated subdivisions of this Agreement are herein referred to as "SECTION" or "SUBSECTION." The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

                  14.6. ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor any of the Ancillary Agreements nor the obligations of any party hereunder or thereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto or thereto; PROVIDED, HOWEVER, that nothing contained in this Section
14.6 shall prevent the Buyer, without the consent of the Seller from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby and PROVIDED FURTHER, that nothing contained in this Section 14.6 will restrict the structure and/or ownership of Buyer.

                  14.7. FURTHER ASSURANCES. From time to time, at the request of the Buyer and without further consideration, subsequent to the Closing Date the Seller shall execute and deliver such further instruments of conveyance and transfer and take such other actions as the Buyer may reasonably request to more effectively convey and transfer any of the Acquired Assets or Assumed Obligations to the Buyer. The Seller and the Buyer shall also execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance of its obligations under this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement and the Ancillary Agreements.

                  14.8. TAX TREATMENT. The Buyer and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any federal, state or local tax, including without limitation, with respect to calculation of gain, loss and basis with reference to the Purchase Price allocations made pursuant to Section 2 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein. Both Buyer and Seller agree to file with the Internal Revenue Service an IRS Form 8594 (Asset Acquisition Statement under Section 1060)

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Page 26


with respect to the acquisition by Buyer of the Acquired Assets, with their respective Federal income tax returns for the year in which the Closing Date occurs, substantially in the form attached hereto as EXHIBIT B.

                  14.9. NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation (including any employees of Seller or Buyer), other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement.

                  14.10. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14.11. SATISFACTION OF CONDITIONS PRECEDENT. The Seller and the Buyer will each use their reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; PROVIDED, HOWEVER, that nothing contained in this Section 14.11 shall obligate any party hereto to waive any right or condition under this Agreement.

                  14.12. PUBLIC STATEMENTS OR RELEASES. Unless otherwise required by applicable law or regulation or court or administrative order, the parties hereto each agree that neither party will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein prior to the Closing Date, without first obtaining the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 14.12 shall prevent any party from making such public announcements as such party may consider necessary in order to satisfy such party's legal or contractual obligations. In any event, neither party will issue a public announcement without providing the other party a reasonable opportunity to review and comment on the proposed public announcement, except that public announcement to be published promptly after the execution of this Agreement substantially in the form of EXHIBIT F.

                  14.13. INDEX OF DEFINED TERMS. The following terms are defined herein in the sections identified below:

         TERM                                                          SECTION
         ----                                                          -------
         Accounts Receivable                                           1.1(h)
         Acquired Assets                                               1.1
         Actual Accounts Receivable Valuation                          5.2(b)
         Actual Asset Valuation                                        5.2(b)
         Actual Assumed Obligations Valuation                          5.2(b)
         Actual Equipment Valuation                                    5.2(b)
         Actual Inventories Valuation                                  5.2(b)
         Adjustment Notice                                             5.2(b)


Asset Purchase Agreement
Page 27


         Agreement                                                     Preamble
         Ancillary Agreements                                          6.2
         Assumed Obligations                                           3.1
         Bulk Sales Acts                                               13
         Business                                                      Preamble
         Business Day                                                  5.2(b)
         Business Employees                                            8.3
         Buyer                                                         Preamble and 12.1
         Claim                                                         12.3(a)
         Claim Notice                                                  12.3(a)
         Closing                                                       4.1
         Closing Date                                                  4.1
         Controlling Party                                             12.3(c)
         Conversion Rate                                               2(b)
         Convertible Promissory Note                                   2
         Encumbrances                                                  6.8
         Equipment                                                     1.1(b)
         Excluded Assets                                               1.2
         GAAP                                                          5.2(a)
         Hired Employees                                               11.2
         Indemnified Party                                             12.3(a)
         Indemnifying Party                                            12.3(a)
         Independent Accountants                                       5.2(c)
         Intangibles                                                   1.1(g)
         Inventories                                                   1.1(d)
         IRS                                                           6.14
         Leased Real Property                                          1.1(a)
         Losses                                                        12.1
         Material Adverse Change                                       6
         Material Adverse Effect                                       6.3
         Material Agreements                                           6.17
         Non-Assignable Contracts                                      11.4
         Non-Controlling Party                                         12.3(c)
         Other Contracts                                               1.1(e)
         Original Accounts Receivable Valuation                        5.2(a)
         Original Assumed Obligations Valuation                        5.2(a)
         Original Equipment Valuation                                  5.2(a)
         Original Inventories Valuation                                5.2(a)
         party; parties                                                Preamble
         Permitted Encumbrances                                        6.8
         Permits                                                       1.1(f)
         Personal Property Leases                                      1.1(c)
         Pre-Closing Estimate                                          5.2(a)
         Purchase Price                                                2
         Real Estate Leases                                            1.1(a)
         Schedules                                                     6


Asset Purchase Agreement
Page 28

         Seller                                                        Preamble and 12.2
         Seller's GAAP                                                 5.2(a)
         Tax                                                           6.14
         Transition Agreement                                          9.5(b)

                  14.14. SEVERABILITY. If any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, then the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

                  14.15. TERMINATION. The parties hereto may terminate this Agreement, (a) at any time, by mutual written consent of the Buyer and the Seller hereto, (b) the Buyer may terminate this Agreement in writing if the Seller is in material breach of any of the terms of this Agreement or Ancillary Agreements, or the Seller may terminate this Agreement in writing if the Buyer is in material breach of any of the terms of this Agreement or any of the Ancillary Agreements, and in either such case any such breach is not cured within twenty (20) days of the date on which written notice thereof by the party seeking to terminate this Agreement is received (as applicable) by the Buyer or the Seller, or (c) by the Buyer in the event of an material adverse change to the Acquired Assets taken as a whole as of the Closing Date, PROVIDED, HOWEVER, that the provisions of Sections 11.1, 12.1 through 12.5, 14.1 through 14.4, 14.12, and 14.15 shall survive any such termination. Buyer will consent in writing to the termination of this Agreement upon the request of Seller if, at the time of the delivery of such consent, Buyer is paid in immediately available funds an amount equal to $1,000,000 plus the actual out-of-pocket expenses Buyer has incurred for professional fees and expenses to the date it is notified that such consent will be requested, which payment shall not exceed, in any case, $1,500,000.00. If Seller provides notice to Buyer that it will not close this Agreement and Buyer has complied with (or provides objective reasonable evidence to Seller that it is ready, able and willing to comply with) its obligations under Section 10 hereof, Seller will pay to Buyer by wire transfer of immediately available funds the actual out-of-pocket expenses that Buyer has incurred for professional fees and expenses to the date of such notice.

                  14.16. NEGOTIATION AND PREPARATION. This Agreement is the result of negotiations between, and has been reviewed by counsel to, the Buyer and the Seller and is the product of discussions and negotiations among both of such parties. Accordingly, this Agreement is not intended to be construed against either party merely on account of such party's drafting of such document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Asset Purchase Agreement
Page 29


         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

         BUYER: MCPc, INC.

         By:    /s/ Michael Trebilcock
            ----------------------------------------------
         Name:  Michael Trebilcock
              --------------------------------------------
         Title: CEO, President
               -------------------------------------------


         SELLER: MCSi, INC.

         By:    /s/ Michael Peppel
            ----------------------------------------------
         Name:  Michael Peppel
              --------------------------------------------
         Title: Chairman, President and CEO
               -------------------------------------------

                                    AGREEMENT

         This Agreement, dated June 28, 2002 ("Effective Date"), is by and between MCSi, Inc., a Maryland corporation, located at 4750 Hempstead Station Drive, Dayton, Ohio 45429 ("Seller"), and MCPc, Inc., an Ohio corporation, located at 21555 Drake Road, Strongsville, Ohio 44136 ("Buyer").

         WHEREAS, Buyer is purchasing certain assets owned by the Seller pursuant to an Asset Purchase Agreement, April 28, 2002 (the "Purchase Agreement"); and

         WHEREAS, Buyer and Seller desire to amend said Purchase Agreement as set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. The reference to "$45,509,627" set forth in Section 2(a) of the Asset Purchase Agreement is hereby deleted in its entirety and "$24,778,694" is inserted in lieu thereof.

2. The Pre-Closing Estimate of the value of the Accounts Receivable, Equipment, Inventories and Assumed Obligations, each as required by
         Section 5.2(a) of the Purchase Agreement, is set forth on Schedule A attached hereto.

3. Section 5.2(a)(iii) and Sections 5.2(d)(v), (vi), (vii) and (viii) of the Purchase Agreement are hereby deleted in their entirety.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MCSi, INC.                          MCPc, Inc.

By:    /s/ Michael E. Peppel        By:      /s/ Michael Trebilcock
       --------------------------            --------------------------------
Title: Michael E. Peppel,           Title:   Michael Trebilcock,
       President and                         President
       Chief Executive Officer